SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 Third Avenue
                          New York, New York  10022
                                (212) 735-3000

                                                  December 30, 1996

          Winthrop Opportunity Funds
          277 Park Avenue
          24th Floor
          New York, NY  10172

                    Re:  Filing of Rule 24f-2 Notice

          Ladies and Gentlemen:

                    We have acted as special counsel to Winthrop
          Opportunity Funds (the "Trust"), organized and existing under and by virtue of the laws of the State of Delaware as a Delaware Business Trust, in connection with the filing of a Rule 24f-2 Notice (the "Notice"), pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Investment Company Act") with the Securi-ties and Exchange Commission (the "Commission"). In accordance with Rule 24f-2(b)(1), the Notice makes defi-nite registration of 5,041,068 of the Trust's shares of beneficial interest, without par value (the "Shares"), for the fiscal year ended October 31, 1996.

                    In connection with the foregoing, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement and Declaration of Trust dated May 31, 1995, (ii) the By-laws of the Trust, (iii) the Registration Statement of the Trust on Form N-8A under the Investment Company Act, dated May 30, 1995, (iv) the Registration Statement of the Trust on Form N-1A (File Nos. 33-92982 and 811-9054) relating to the Shares filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act, including the prospectus forming a part thereof (the "Prospectus"), (v) certain resolutions adopted by the Board of Trustees of the Trust relating to the authorization, issuance and sale of the Shares and (vi) such other agreements, documents, certificates and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                    In such examination we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the au-thenticity of the originals of such copies. As to any facts material to such opinions which were not indepen-dently established, we have relied on statements or representations of the trustees or officers of the Trust or others.

                    This opinion is delivered in accordance with the requirements of Rule 24f-2(b)(1) under the Investment Company Act.

                    Members of this Firm are admitted to the prac-tice of law in the State of New York, and we do not express any opinion as to the law of any other jurisdic-tion other than under the Delaware Business Trust Act.

                    Based upon and subject to the foregoing, we are of the opinion that the Shares were duly authorized and, assuming the shareholders' accounts have been duly registered and credited and the Shares were paid for as provided in the Prospectus, such Shares were validly issued, fully paid and nonassessable.

                    We hereby consent to the filing of this opinion with the Notice. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securi-ties Act or the Rules and Regulations of the Commission promulgated thereunder and under the Investment Company Act.

                              Very truly yours,

                              /s/ Skadden, Arps, Slate, Meagher
                                   & Flom LLP